Exhibit 16.1

U.S. Securities and Exchange Commission 100 F Street, N.E.

Washington DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of the Form 8-K dated July 25, 2022 (the “Form 8-K”) of Paramount Gold Nevada Corp.

(the “Company”) and are in agreement with the statements contained in Item 4.01(a) We have no basis to agree or disagree with other statements of the Company contained in the Form 8-K.

Charted Professional Accountants

Vancouver, Canada July 25, 2022